UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to Rule 14a-12

AEROCENTURY CORP.

(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Paragon Technologies Succeeds in Postponing AeroCentury’s Annual Meeting – Looks Forward to a Constructive Dialogue Towards Appointing Paragon’s Director Nominees

ATLANTA, GA – June 24, 2020 – Paragon Technologies, Inc., (OTC PINK:PGNT) one of the largest shareholders of AeroCentury Corp., is pleased to report that AeroCentury Corp. (NYSE American:ACY) has announced it will postpone its 2020 annual meeting originally scheduled for June 9, 2020 to the new date of September 15, 2020.

“This is an important first win for shareholders of not only AeroCentury but other companies who may find themselves unable to have their voice heard at annual meetings,” noted Sham Gad, Chairman and CEO of Paragon.

Mr. Gad continues, “Now that we have given shareholders appropriate time, we are looking forward to beginning prompt and timely discussions with AeroCentury in appointing our two nominees to the Board. Our objective from day one, which has been communicated to AeroCentury, remains unchanged – to provide added perspective and lend a constructive and helping hand. We were not surprised by the Company’s first quarter operating performance - revealing the rapid decline in the business – and the Company’s going concern disclosure about its future survival, but our focus is on the future and not the past.”

AeroCentury has indicated to Paragon its interest in discussing our inclusion to the Board. Paragon looks forward to engaging in a productive and good faith discussion in order to move things quickly.

“Paragon has always put the needs of stakeholders first and foremost in its investment activities. We are doing so again in working directly with the Board of AeroCentury to discuss our respective nominees as we do not wish to see shareholders bear the distraction and expense of an unnecessary contest,” noted Mr. Gad.

“We recognize that the current Board has spent the last year trying to restructure the Company and we hope that they now recognize the value of our inclusion to the Board,” continued Mr. Gad. “Despite the seemingly insurmountable issues that currently exist at the Company, we believe we have viable options worth exploring that need be investigated now,” states Mr. Gad. “Our two nominees, of which I am one, are more than qualified and experienced to help effectuate a viable path forward.”

If you are a shareholder of AeroCentury, we would like to hear from you.  Please contact Sham Gad, the Chairman and President of Paragon, at info@pgntgroup.com so that we can provide you with additional information regarding our efforts to facilitate shareholder input and effectuate positive change at AeroCentury.

Contact:

Paragon Technologies, Inc.

Sham M. Gad

706-340-4817

info@pgntgroup.com

Paragon Technologies, Inc., its executive officers and directors, and Paragon’s nominees to the board are the participants in this proxy solicitation. Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2020 annual meeting of shareholders of AeroCentury Corp., a Delaware corporation (the “Company”). Paragon Technologies, Inc. holds 34,155 shares of common stock of the Company. Information regarding the participants and their interests in the solicitation will be included in their proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV.